PRICING SUPPLEMENT DATED November 6, 2014	This filing is made pursuant to Rule 424(b)(2)
(To Prospectus dated September 5, 2013 and Prospectus Supplement dated	under the Securities Act of 1933 in connection with
February 12, 2014)	Registration No. 333-191021

Floating Rate Medium-Term Notes, Series A

This pricing supplement supplements the terms and conditions in the prospectus, dated September 5, 2013, as supplemented by the prospectus supplement, dated February 12, 2014 (the “prospectus supplement” and together with the prospectus, dated September 5, 2013, and with all documents incorporated herein by reference, the “prospectus”), and relates to the offering and sale of $340,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due July 29, 2016 (the “Notes”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

CUSIP : 02665WAP6

Form: ☒  Book-Entry     ☐  Certificated

Principal Amount: $340,000,000 (AHFC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.)

Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Price to Public: 100.00%

Discount or Commission: 0.0625%

Net Proceeds to Issuer: 99.9375% / $339,787,500

Specified Currency: N/A

Interest Payment Dates: Each January 29, April 29, July 29 and October 29, beginning January 29, 2015, through and including the Stated Maturity Date, short first coupon

Interest Rate Category:

☒	Regular Floating Rate Note

☐	Floating Rate/Fixed Rate Note
Fixed Rate Commencement Date:
Fixed Interest Rate:

Interest Rate Basis:

☐	LIBOR:

Designated LIBOR Page:	☐ Reuters Page LIBOR 01
☐ Reuters Page LIBOR 02

Designated LIBOR Currency: United States Dollars

☐	EURIBOR

☐	Treasury Rate

☐	Commercial Paper Rate

☐	Prime Rate

☐	CD Rate

☐	Eleventh District Cost of Funds Rate

Trade Date: November 6, 2014

Original Issue Date: November 12, 2014

Stated Maturity: July 29, 2016

Stated Maturity Extension Option: N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend Stated Maturity):

Extension Period(s) and Final Maturity Date (only applicable if option to extend Stated Maturity):

Index Maturity: N/A

Initial Interest Rate: To be determined on the Business Day prior to Original Issue Date

☐	Inverse Floating Rate Note
Fixed Interest Rate:
☐	Other Floating Rate Note

☒	Federal Funds Rate: The Federal Funds Rate is the rate on the applicable Interest Determination Date as displayed on Bloomberg page FEDL01

☐	Federal Funds (Effective) Rate

☐	Federal Funds Open Rate

☐	Federal Funds Target Rate

☐	CMT Rate:

☐	Reuters Page FRBCMT

☐ Reuters Page FEDCMT:	☐ Weekly Average
☐ Monthly Average

Interest Rate Reset Cutoff Date: 2 Business Days prior to each related Interest Payment Date

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Calculation Agent: Deutsche Bank Trust Company Americas

Business Days: Business Day shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and is also a day on which commercial banks are open for business in London.

Business Day Convention: Modified Following; provided, however, if the Stated Maturity Date falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Stated Maturity Date to the date of that payment on the next succeeding Business Day.

Original Issue Discount: ☐  Yes    ☒  No

Total Amount of Original Issue Discount:

Yield to Maturity:

Initial Accrual Period:

Repayment: ☐  Yes    ☒  No

Optional Repayment Date(s):

Repayment Price:

Agent: Deutsche Bank Securities, Inc.

Agent:

☐	Principal
☒	Agent

Initial Interest Reset Date: November 13, 2014

Interest Reset Dates: Each Business Day

Interest Determination Dates: The Business Day preceding each related Interest Reset Date

Spread: +0.30%

Spread Multiplier: N/A

Spread/Spread Multiplier Reset Option: ☐  Yes    ☒  No

Optional Reset Dates:

Redemption: ☐  Yes    ☒  No

Day Count Convention:	☐ 30/360
☒ Actual/360
☐ Actual/Actual

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions set forth in a distribution agreement (the “Distribution Agreement”) dated as of September 25, 2013, as amended by the Letter Agreement, dated February 12, 2014, between American Honda Finance Corporation (“AHFC”), and the agents named in the prospectus supplement, AHFC is hereby offering the Notes through the Agent named below, acting as agent. The Agent named below has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Agent named below will receive its commission with respect to the respective principal amount of the Notes set forth below opposite its name.

Agent	Aggregate Principal Amount of Notes
Deutsche Bank Securities, Inc.	$340,000,000.00

Total	$340,000,000.00

LEGAL MATTERS

In the opinion of Catherine M. McEvilly, as counsel to AHFC, when the Notes offered by this pricing supplement and accompanying prospectus supplement and prospectus have been executed and issued by AHFC and authenticated by the trustee pursuant to the Indenture, dated as of September 5, 2013, as supplemented, between AHFC and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of AHFC, enforceable against AHFC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated September 5, 2013 and filed as Exhibit 5.1 to AHFC’s Registration Statement on Form S-3 (File No. 333-191021) filed with the Securities and Exchange Commission on September 6, 2013.